Exhibit 99.1

For investor inquiries, contact: Sam Smith Senior Vice President & CFO Cano Petroleum, Inc. 877.698.0900 ior@canopetro.com

Cano Petroleum Provides Operational Update

FORT WORTH, TX. April 3, 2007. Cano Petroleum, Inc. (Amex:CFW) (“Cano”) today provided the following update of its production and operations and reported that drilling and capital expenditures under its FY 2007 Capital Budget are on schedule.

Operational Update

Thru February 2007, Cano has spent roughly $20.3 MM out of its approved $40.9 MM FY 2007 Capital Budget. Additionally, as previously announced, Cano has spent $9.35 MM for the acquisition of the Cato Field assets in New Mexico. Listed below is a table representing capital spending by field and current net daily production accompanied with specific project highlights:

	Capital	Current Production*
	($MM)	(Net BOEPD)**
Panhandle	$3.5	650
Pantwist	—	350
Desdemona	11.3	200
Corsicana	1.6	—
Nowata	2.0	220
Davenport	1.8	70
Rich Valley	.1	110
Dev Cap	$20.3	1,600
Cato Acq.	9.35	75
Total	$29.65	1,675

*                 Third quarter FY 2007 production was adversely impacted by weather at the Panhandle and Pantwist Fields which shut-in the field’s production for 3.5 days in January and 2.5 days in February. Additionally, crude inventories rose at the Panhandle and Pantwist Fields as a result of the refinery explosion at the Valero Refinery. Notwithstanding the weather, production was normal during this time period, but crude sales were curtailed as inventories rose over 6,000 net barrels during the third fiscal quarter. Normal deliveries were resumed as of March 15th, but the entire inventory build is not expected to be reduced until the end of the fourth fiscal quarter.

**   Barrels of Oil Equivalent Per Day

FY 3-Q Production Update: It is anticipated that our FY 2007 3-Q production will increase by 7-9% on a BOEPD basis over the reported 1,367 net BOEPD for FY 2007 2-Q.

Development Update

Panhandle Field:

Phase I of our waterflood development plan at our Cockrell Ranch Unit is progressing on plan. We were granted our Phase I Waterflood Injection Permits from the Texas Railroad Commission on February 21, 2007. We have one drilling rig running and have drilled and completed 16 Waterflood replacement wells. We plan to drill up to 6 more replacement wells to complete our Phase I development pattern. To date, 40 producing wells have been worked over and returned to production. We plan to add a second drilling rig in the next 30 days to accelerate the injection well drilling, with the goal to have all wells available for injection as soon as the water injection facilities are complete. All of the remaining injection well conversions will be complete by the end of the second calendar quarter of 2007. Our Phase I waterflood facility construction and pipeline installation is in progress. We have secured an option for all of the necessary water rights, easements and pipeline capacity to initiate our water injection at the Cockrell Ranch. We expect to initiate Phase I water injection by June, 2007 and anticipate initial response from the waterflood by December of 2007.

Desdemona Field Barnett Shale:

We have drilled 15 vertical wells to delineate the lateral extent of the Barnett Shale formation within the roughly 11,000 acres of our Desdemona Field. Currently, 10 vertical Barnett Shale wells are on production, averaging a gross 1.3 MMCFPD of total gas production. The remaining 5 vertical wells are waiting on gas sales connections and compression installation. These wells should be on gas sales within the next 20 days. The results of the vertical well test program have provided encouraging results that have allowed us to initiate our Horizontal Well Development Program in the field. We have drilled and cased two horizontal wells, drilled with 2,500 foot lateral sections. We are currently drilling our third horizontal well and plan one more additional horizontal well to test the horizontal capabilities of the field. Based on our vertical test results and analogs, it is internally estimated Cano has 80 total horizontal locations on roughly 120 acre spacing. We expect initial production of between 650 MCFPD and 1.2 MMCFPD from each horizontal well. The resulting net internally estimated ultimate recovery (“EUR”) range would be .8 BCFE to 1.15 BCFE for each horizontal well. Horizontal drilling and completion costs are estimated at roughly $838M per well, compared to the vertical well drilling and completion cost of $523M per well. Based on the recovery ranges mentioned, internal estimates of proved undeveloped reserves are between 63 BCFE (11 MMBOE) to 92 BCFE (15 MMBOE) for the Barnett Shale in this field. Economics from these recovery ranges indicate return on investment (“ROI”) range of 40% to 75% at a $7/MCF gas price. We anticipate maintaining a one rig horizontal drilling program in this field to develop the play. As previously mentioned, we also have Marble Falls formation re-completion potential in all of the vertical and horizontal Barnett Shale wells we complete. Based on the three existing Marble Falls re-completions producing in the field, we internally estimate a net recovery of .2 BCFE (.033 MMBOE) per re-completion. Assuming a total of 95 Marble Falls re-completions in the field, this could add an additional internally generated EUR of between 15 BCFE (2.5 MMBOE) to 19 BCFE (3.2 MMBOE) of reserves in the field. The economics for these re-completions (which cost an estimated $100M per well) result in an internally estimated ROI range of 31% for a $5/MCF gas price to 57% for a $7/MCF price.

Corsicana:

Cano has drilled and completed 16 pattern replacement wells and plans to reinstate a prior Waterflood in this field. We are currently in the permitting phase and expect to receive final approvals to inject water in third calendar quarter of 2007. As we previously mentioned, we have been pleased with the remaining oil saturations in this field and coupled with the prior successful Polymer pilot in this field in the 1980’s, the company feels strongly that this field is a prime ASP candidate. Once the waterflood response and laboratory results are analyzed, we anticipate evaluating an ASP Pilot in the field in 2008.

Desdemona Field Waterflood:

We currently have two drilling rigs running and have drilled and completed 5 of the required 11 replacement wells to initiate the development of the Duke Sand Waterflood at Desdemona. Procurement and infrastructure development is 50% complete. We expect regulatory approvals to initiate water injection in the second calendar quarter of 2007, and anticipate an initial waterflood response in the fourth calendar quarter of 2007.

Nowata Field:

We completed the budgeted workovers to return 15 wells to production in the Nowata field to optimize the existing Waterflood pattern. The ASP Pilot plant construction is on schedule with delivery and field testing set for June, 2007. The company has sourced surfactants, polymers and equipment for a scheduled July, 2007 start-up of the ASP Pilot. Response is anticipated in the first calendar quarter of 2008.

Davenport Field:

We completed workovers to return 12 producers to production and are awaiting final regulatory approval to activate 11 injection wells to optimize the existing Waterflood pattern at the Davenport Field. Initial results of the wells returned to production have been encouraging and production increases have exceeded expectations. Contingent upon successful laboratory studies, we anticipate initiating an ASP Pilot project in the FY 2008 timeframe.

Cato Field Acquisition:

As reported in our Press Release on April 2nd, Cano acquired roughly 20,000 acres and three fields in Chavez and Roosevelt Counties New Mexico. The prime asset is the roughly 15,000 acre Cato Field, which produces from the historically prolific San Andres formation. This formation has been successfully waterflooded in the Permian Basin for over 30 years. Cato is the largest San Andres field in the Permian Basin that has never been flooded. The primary reasons for no flooding to date included, multiple major oil company operators that could never agree on unitization and lack of an available water source. This field was unitized by Kelt Oil in 1990, secondary recovery permits are in place and there now exists a water supply pipeline to an adjacent field three miles away. Moreover, this field is a very viable CO-2 Tertiary flood candidate with a CO-2 pipeline 4 miles from the site. This field contained roughly 100 MMBOE of original oil in place (“OOIP”), based upon previous third-party engineering and geologic studies. Primary production to date is roughly 16 MMBOE or 16%. The mean recovery estimated in a report by Texas A&M University when it studied over 40 San Andres waterflood recoveries in the Permian Basin, is 38% of OOIP. The study indicated potential probable and possible reserves waterflood recovery is 42% of OOIP with an additional 8-10% of OOIP for tertiary possible reserves recovery via CO-2. This puts the estimated unrisked net incremental recovery for this field at 35 MMBOE. We expect to initiate well workovers and a return to production program in May, 2007. Initiation of Phase I of the waterflood at Cato is scheduled for August, 2008.

In conjunction with this operational update, Cano will hold a conference call to discuss the acquisition and operations on April 3, 2007, at 11 A.M. Eastern Time (10 A.M. Central Time).

Interested parties can participate in the call by dialing 866.711.8198 (617.597.5327 outside the U.S.). The passcode is 95237920. The call and the presentation is also being webcast by Thomson/CCBN and can be accessed via the webcast icon on Cano’s website at www.canopetro.com.

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States. Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods. Cano trades on the American Stock Exchange under the ticker symbol CFW. Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Notes to Investors – The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Cano uses “non-proved reserves” in this news release, which the SEC’s guidelines strictly prohibit it from including in filings with the SEC. Investors are urged to also consider closely the disclosures in Cano’s Form 10-KSB for the fiscal year ended June 30, 2006 and Cano’s Form 10-Q for the fiscal quarter ended December 31, 2006, available from Cano by calling 866-314-2266. These forms also can be obtained from the SEC at www.sec.gov.

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